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                                                                      EXHIBIT 12






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                                                                      EXHIBIT 12
                       HARRIS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                               (Millions of Dollars, Except Ratios)
                                         -----------------------------------------------------------------------------------------
                                                                Year Ended                                 Two Quarters Ended
                                         ---------------------------------------------------------     ---------------------------
                                        June 27,     June 30,      June 30,   June 30,     June 30,     January 2,   December 31,
                                          1997         1996         1995        1994         1993          1998         1996
                                         ------       ------       ------      ------       ------        ------       ------

EARNINGS:

Income from Continuing
     Operations ....................     $ 207.5      $ 178.4      $ 154.5     $ 121.9      $ 111.1      $  96.3      $  83.6

Plus: Income Taxes .................       104.5         96.0         83.1        71.6         58.7         49.6         44.1

         Fixed Charges .............        87.6         80.4         82.8        76.0         78.7         48.3         43.8

         Amortization of Capitalized
               Interest ............         1.6          1.2          1.2         1.2          1.2          0.9          0.8

Less: Interest Capitalized During
               the Period ..........        (9.0)        (1.5)         0.0        (0.3)        (0.3)        (5.7)        (3.7)
                                         -------      -------      -------     -------      -------      -------      -------
                                         $ 392.2      $ 354.5      $ 321.6     $ 270.4      $ 249.4      $ 189.5      $ 168.6
                                         =======      =======      =======     =======      =======      =======      =======

FIXED CHARGES:

Interest expense ...................     $  59.9      $  62.5      $  65.4     $  58.3      $  59.9      $  33.3      $  30.8

Plus: Capitalized Interest .........         9.0          1.5          0.0         0.3          0.3          5.7          3.7

         Portion of Rents Deemed
               Representative of the
               Interest Factor .....        18.7         16.4         17.4        17.4         18.5          9.3          9.3
                                         -------      -------      -------     -------      -------      -------      -------
                                         $  87.6      $  80.4      $  82.8     $  76.0      $  78.7      $  48.3      $  43.8
                                         =======      =======      =======     =======      =======      =======      =======

RATIO OF EARNINGS TO
     FIXED CHARGES .................        4.48         4.41         3.88        3.56         3.17         3.92         3.85
                                         =======      =======      =======     =======      =======      =======      =======